LICENSE AGREEMENT
Lingerie Fighting Championship

THIS LICENSE AGREEMENT ("Agreement") is made and entered into as of this 4th day of June 2015 ("Effective Date"), by and between HRHH Hotel/Casino, LLC, d/b/a Hard Rock Hotel and Casino, a Nevada limited liability company ("Licensor"), located at 4455 Paradise Rd., Las Vegas, Nevada, 89169 ("Property"), and

Organization: Lingerie Fighting Championships, Inc.
Event: Lingerie Fighting Championships
Address: 6955 N. Durango Drive
City, State & Zip: Las Vegas, NV 89149
Federal Tax ID: 47-1399226
Telephone: 702 234 8777 and 780 416 6914
Representative: Shaun Donnelly

referred to herein as "Licensee". Licensor and Licensee may hereinafter be referred to as "Party" or "the Parties" where appropriate.

RECITALS

WHEREAS, Licensor is the owner of the entertainment facility in the Hard Rock Hotel and Casino currently known as Muse ("Premises"), and on occasion licenses to third parties for the purpose of holding and presenting certain events at the Premises; and

WHEREAS, Licensee desires to appoint Shaun Donnelly as Licensee's Official Representative ("Representative") to act on Licensee's behalf in all matters relevant to said Event (defined herein) pertaining to this Agreement; and

WHEREAS, Licensee desires to license from Licensor the use of the Premises and Licensor desires to license the use thereof to Licensee, for the purpose of holding, presenting, filming and televising the following "Event" (also referred to herein as the "Purpose," "Production" or "Program") on the specified date(s) and time(s):

Lingerie Fighting Championship

Day	**Date**	**Time**
Load In: Saturday	August 8th, 2015	6:00AM begin
Event: Saturday	August 8th, 2015	7:00 PM; 6:00 PM door time

Doors will open at approximately 6:00 PM on Saturday, August 8th, 2015. Event start at 7:00 PM
Move-in period shall begin at 8:00AM on August 8th, 2015 at 6:00AM ("Move-in").
Move-out must be completed by 1:00AM on Sunday, August 9th, 2015 ("Move-out").
The Move-in through Move-out period shall be referred to herein as the "License Period". Under no circumstance may Licensee deviate from the License Period.

Description of the Event:

1. The Event shall be broadcast live by Licensee.
2. The Event shall consist of multiple fights. The fighter participants shall be selected by Licensee and are subject to change prior to the Event, subject to approval by Licensor of quality of fighter participants.
3. Licensee shall cause the fighters participating in the Event to execute contracts for their bouts.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals, of the following terms and conditions, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1.0
LICENSE

1.1 **Grant of License; Premises.** Subject to the terms and conditions hereof, Licensor hereby grants to Licensee during the License Period a non-exclusive, revocable license (the "License") to enter the Property, controlled by Licensor, during the License Period with personnel, materials and equipment to produce and film the Production on the Premises, with the understanding that said permission extends solely to entry onto and filming of the Production on the Premises for use in the Program and use of the Licensor's Intellectual Property on the terms set forth in this Agreement. The License granted herein shall not relieve Licensee of its obligation to secure all appropriate licenses to use any intellectual property rights associated with the Program (other than use of the Licensor's Intellectual Property in the Program, to be distributed within the United States and internationally, as permitted under this Agreement) and to secure the appropriate permission from any individuals (e.g., employees, guests and invitees of Licensee or Licensor) for whom Licensee intends to publish the name, voice, likeness, sobriquet or other discernable image of any said individual that will appear or be included in the Program.

1.2 **Surrender of Premises and Clean up.** At the end of the License Period, Licensee shall immediately quit and surrender the Premises to Licensor and shall leave the Premises and Property in the same condition as at the commencement of the License Period and in good condition and order (ordinary wear and tear excepted). Licensee shall use the utmost care to prevent damage to the Premises and/or the Property by Licensee or any of Licensee's licensees, agents, servants, employees, independent contractors and invitees (each, a "Licensee Party"). Upon presentation by Licensor to Licensee of an estimate for damage to any property of Licensor occurring as a result of the acts or omissions of Licensee or a Licensee Party, Licensee shall immediately pay to Licensor the actual cost to repair or, if necessary, to replace any damaged goods, reasonable wear and tear excepted. Licensee shall clean up, including removing all equipment and other materials, by the end of the License Period. Licensor shall not be responsible or held liable for any loss or any damage to any of Licensee's equipment, materials or other property, except due to Licensor's gross negligence or intentional misconduct. Licensee shall have the sole responsibility to insure or otherwise bear the risk of loss of such equipment, material or other property belonging to Licensee, any Licensee Party and/or their respective invitees.

ARTICLE 2.0
FEES, DUTIES, PAYMENTS

2.1 **This section intentionally deleted.**

2.2 **Extended use.** If Licensee has not completed move out within the period specified as "Move-out" in this Agreement, Licensee shall be charged additional rent of $1,000 for each additional hour or fraction thereof. This extended use rental shall be over and above any and all percentage rental and other money due under this Agreement.

2.3 **Duties of Licensor.** Licensor hereby agrees to provide the following to Licensee:

A. The Premises, including the general lobby area, public address systems and such other parts or areas of the Premises as may be necessary for Licensee to present and produce the Event.

B. All house costs, including ushers, ticket-takers, box office, use of house equipment, utilities, cleaning, load-in day, and salaried house staff, all costs related to backstage catering, crew meals, sub-rented equipment not owned by Premises, insurance, and stagehand labor.

C. Normal and reasonable electricity and other utilities usage for lighting, heating, air conditioning, and other services used in conjunction with the Event and the set-up and removal related thereto. If Licensor, reasonably determines that excess electricity or other utilities are required for the Event, Licensor will consult with Licensee on the need and estimated cost. If thereafter, the Licensee agrees to use the excess electricity or other utility items, Licensor may bill and collect from Licensee for such excess usage.

D. Premises equipment: stage, manlift, forklift, two (2) spotlights, six (6) telephone lines, chairs in an amount to correspond with 3.1 Seating Capacity., house audio and lighting package.

2.4 **Duties of Licensee.**

A. **Purpose:** At all times during the Term, Licensee shall use and occupy the Premises solely for the Purpose and activities ancillary thereto and for no other purpose or purposes. In addition, Licensee shall (a) not use or permit the use of any portion of the Premises for any unlawful purpose; (b) not perform any act or carry on any practice that injures the Premises or causes any offensive odors or loud noises or constitutes a nuisance or a menace (with the exception of noises related to normal Program production which comply with reasonable directions by Licensor related to noise reduction for convenience and comfort of Licensor's guests); (c) not keep, use, store or discharge, or allow to be kept, used, stored or discharged, upon or about the Premises, any hazardous substance, pollutant, contaminant, waste, byproduct or constituent that may damage or endanger any part of the Premises or the occupants, patrons or invitees of Licensee or Licensor, or be in contravention of any applicable law; (d) not engage in any activity that could, in the view of Licensor, cause a material disruption to Licensor's business; and (e) obtain, maintain and comply with all policies of insurance required pursuant to this Agreement. Notwithstanding the License granted to Licensee hereunder, Licensor shall maintain control over the Property and the Premises at all times. In the event Licensee uses or occupies the Premises for a purpose or purposes other than the Purpose or in any manner proscribed by this Agreement, Licensor shall have the right, but not the obligation, to terminate this Agreement upon written notice to Licensee, Licensee shall be given twenty-four (24) hours to cure, however should Licensor determine the situation cannot be cured, Licensee shall have no right to cure. At all times while Licensee is using the Premises during the License Period, Licensee shall, at its sole cost and expense, keep the Premises in a safe condition in accordance with all applicable laws and Licensor's reasonable directions. Licensee shall cooperate with Licensor's staff in connection with its production activities on the Premises and shall comply with such time restrictions set forth herein during the License Period for Licensee's production activity on the Premises. If so requested by Licensor, Licensee will be escorted by Licensor's designee during any and all activities on the Premises under this Agreement.

B. Coordination of any and all deliveries for each Event session shall be the responsibility of Licensee. Licensee hereby agrees that the Representative as designated in the Recitals of this Agreement is the Licensee's authorized Representative for the Event. In connection with the presentation of the Event, Licensee shall provide and pay for the following:

i. All participants and staff required for the proper presentation of the Event, including but not limited to, performers, performer medical staff, and any other staff required for the proper presentation of the Event, and, where specified by Licensee, sound system, lighting, backline staging, technical, stagehands, runners, backstage catering, and set up personnel regularly employed by Licensee in presenting the Event, together with properly executed contracts with the performers whose services form the basis for Licensee's rental of Premises, all insurance required under this Agreement;

ii. All tangible items of property necessary for the proper presentation of the Event;

iii. The advertising, promotion, and publicity campaign necessary and desirable to promote Event; and

iv. Licensee may elect, at its expense, to hire outside stagehands, technicians, and other personnel for the Production. Licensee is solely responsible for the wages and benefits of all outside additional personnel used in the Event. If an independent company is used, that company will be responsible for payment of the employees and all costs incurred with said labor. Licensee will indemnify, defend, and hold Licensor harmless for the violation of any law or breach of any labor agreement that may occur as a result of Licensee's use of the Premises and the employment of outside production and stage personnel.

v. Licensee will be responsible for cost of lighting rental estimated at $5,000.00.

C. **PAYMENTS TO FIGHTERS AND OFFICIALS.** Licensee shall be responsible for:

i. All purse and expense payments due to the fighter participants in the Event;

ii. Roundtrip transportation for all fighter participants;

iii. Ring announcer;

iv. All officials' fees and expenses; and

v. Appropriate license or permit as may be required by federal, state and municipal authorities pursuant to of this Agreement

D. **RING AND MAT**

i. Licensee shall provide, at its cost and expense, a cage and a cage mat, both of which shall be installed by Licensee and removed after the Event.

ii. Licensee shall retain the right to display symbols or logos on all parts of the cage, however Licensee may not display such logos without the express prior written consent of Licensor, which Licensor may withhold in its sole and absolute discretion. Under no circumstance shall Licensee display the logos of any energy drink company.

iii. Licensor acknowledges and agrees that no corporate, product or service or sponsorship identification, symbol or logo (for Licensor or otherwise) may appear in

the Event arena or on the cage post corner pads without the prior written consent of Licensee, in its reasonable discretion, except for pre-existing permanent signs in the arena.

ARTICLE 3.0
TICKETING

3.1 **Seating Capacity.** Licensee will not permit to be sold or distributed tickets or passes in excess of the seating capacity of the Premises as determined by the Vice President of Entertainment and the Premises manifest. Licensee has been informed that the seating capacity for the Event is 1,716 (not including the 700 GA SRO capacity) unless otherwise agreed to by the Parties.

3.2 **Ticket Prices.** The ticket prices for this Event will be:

Row A:	$80.00
Rows B-D:	$60.00
Rows E-H:	$40.00
Rows J-M	$20.00
GA SRO:	$20.00

Ticket prices are inclusive of $5 facility fee.

3.3 **On Sale Date.** Tickets will go on sale Friday, July 3, 2015 at 10:00 AM.

3.4 **Tickets.** The Venue Ticket Office shall at all times maintain control of all ticket sales, ticket sellers and ticket reservations until settlement. There shall be no advances made out of ticket sales receipts until the conclusion of the event unless both Parties mutually agree to an advance. Licensor reserves the right to withhold from sale sufficient tickets to cover sightline and other seating problems. Licensor will use commercially reasonable efforts to prevent against bad checks and credit card fraud by customers but Licensee shall remain responsible for all related charges and losses.

3.5 **Refund of Ticket Revenue.** Licensor retains the right to make ticket refunds for cause at Licensee's expense in keeping with the Licensor's policy as established from time to time. This right shall include, but not be limited to, refunds for seats blocked by equipment when exchange for comparable location is not possible, failure of projection equipment, failure of fighters to appear within sixty minutes of schedule provided by Licensee.

3.6 **Complimentary Tickets.** Any and all complimentary tickets shall be issued through the Venue Ticket Office, subject to normal control procedures. Licensee will receive complimentary tickets at a zero dollar value in reasonable amounts to be used at its discretion. Licensor shall receive 10 complimentary tickets per show.

3.7 **Net Gross Revenue.** "Net Gross Revenue" shall be defined as the gross revenue derived from ticket sales less (i) all entertainment taxes payable to the State of Nevada and (ii) less $5.00 per ticket facility fee. Licensee shall receive 100% of Net Gross Revenue. Settlement of Net Gross Revenue shall be prepared by Licensor and provided to Licensee no later than 5:00PM on Friday, August 14th, 2015.

ARTICLE 4.0
USE OF AND ACCESS TO THE PREMISES BY LICENSEE AND OTHERS

4.1 Except as provided in this Agreement, rights of occupancy granted to Licensee shall be non-exclusive. Licensor retains the right to use or permit the use of any portion of the Premises not granted to Licensee by any person or entity regardless of the nature of the use of such other space provided it does not interfere with Licensee's use of the Premises; it being understood that Licensee is producing a live television broadcast. If any use of such other space interferes with Licensee's enjoyment of its portion of the Premises during Licensee's live Event, Licensor will cause such interference to cease.

ARTICLE 5.0
ANCILLARIES

5.1 **Merchandise/Novelties.** Licensor shall have the right to sell merchandise at the Event; any revenues derived from merchandise sales ("Gross Merchandise Sales") will be split with 30% to Licensor and 70% to Licensee. Licensee shall be responsible for all cost of merchandise and Licensor shall be responsible for any fees payable to any merchandise vendor.

5.2 **Catering.** There will be no outside catering of food, beverage, etc. permitted on the Licensor's premises. All catering shall be arranged through the Licensor's Catering Department.

5.3 **Concessions.** Licensor shall retain exclusive rights to all food and beverage, catering, checking, and any and all other concessions. Sale of food and beverages shall not be permitted except through Licensor or its concessionaire. Licensor reserves the sole right to designate areas within the Premises at which food and beverages can be sold. Licensor shall retain all revenue derived from the sale of concessions.

5.4 **Accommodations.** Licensor shall provide the following hotel accommodations (room and tax only) at no charge to Licensee: Forty-five (45) hotel room nights at the Hotel from XXX through XXX. Team member dining room access will be provided (in accordance with the following sentence) for no more than fifteen (15) persons, for no more than three (3) days. All rooms will be standard rooms. Other than room and tax, Licensee shall be responsible for charges incurred by either at the hotel. In connection with any hotel rooms provided herein, all incidental charges, including, but not limited to non-team dining room food and beverage, long distance telephone calls, internet access, entertainment and gift shop items shall be billed to the occupants of the rooms, payable upon checkout. All occupants of the rooms shall, at the time of registration, provide a valid credit card for the purpose of payment of all incidental charges and other charges incurred during the stay. Licensee may provide valid credit card for occupant(s). Must be twenty-one (21) years of age to check into hotel. Licensee shall be responsible for, and will be billed for all uncollected charges pertaining to these rooms. Payment shall be made by Licensee within fourteen (14) days of receiving an invoice from Licensor for the uncollected room charges. Licensee shall designate one (1) person to handle all accommodation requests and to coordinate with Licensor. If Licensee requires additional room nights at the hotel, Licensor shall use reasonable efforts to assist Licensee to obtain a reasonable rate for such additional nights, it being understood that in no event shall Licensor have any responsibility or liability with respect to the fees, costs and/or expenses associated with such additional nights. Licensee acknowledges and agrees that Licensor shall have no responsibility to provide any other accommodations other than as expressly set forth herein.

ARTICLE 6.0
MARKETING, ADVERTISING AND FILMING

6.1 **Marketing.** Licensor and Licensee, each at its own expense, shall use reasonable efforts to, market and promote the Event.

6.2 **Advertising.** Without the prior written approval of Licensor, which approval may be withheld in Licensor's reasonable discretion, such approval not withheld unreasonably, Licensee shall not permit any

commercial banner, signage, advertisement or promotional announcement to be posted or made within the Premises. Licensee also agrees not to cover or otherwise obstruct any permanent advertising signage associated with the Premises, and Licensee further agrees not to display, or allow the display, of any commercial, banner, signage, advertisement or promotional material which conflicts with any existing advertising commitment of Licensor at the Premises. Licensee shall include the name Hard Rock Hotel and Casino as the site of the Event in connection with any of Licensee's advertising or promotion thereof. All printed promotional materials shall contain the standard Hard Rock Hotel and Casino logo, as provided to Licensee, positioned full width across the bottom. However, Licensor must approve all such uses of the Hard Rock Hotel and Casino name prior to dissemination of any promotional materials, which approval shall not be unreasonably withheld or delayed. All advertisements for the Event presented pursuant to the provisions of this Agreement shall be submitted by Licensee to Licensor for its prior approval before use.

6.3 **Broadcast rights.** Licensee shall arrange on its behalf and at its sole cost and expense for all personnel and equipment for television production of the Event, and Licensor shall provide for reasonable access of and security for television crews and equipment, including trucks and equipment situated in loading dock on Premises, as well as standard in-venue security and crowd control for event audience, ticket holders and guests. Additionally, Licensor shall provide, at no cost to Licensee, ticket-takers, ushers and box office staff for event.

6.5 **Sponsorship.** Event sponsors are subject to the approval of Licensor.

6.6 **Pre-Publication Review.**

A. Program Review. The Program shall be based on a production schedule and Event rundown approved by Licensor. Licensee, at its sole cost and expense, shall submit via email to Licensor's Vice President of Entertainment (Chas Smith), the final rundown for the segments featuring the Licensor's Intellectual Property, the Premises or Property. Should Licensee make any substantive change to the final rundown as compared to the rundown reviewed and approved by Licensor, then within three (3) business days of receiving the final rundown, Licensor shall make any objection it has to any of the content in the final rundown in accordance with the requirements set forth in this Agreement. Licensee shall resolve said objection to Licensor's reasonable satisfaction (as reasonably determined by Licensor within in its sole and absolute discretion). Upon resolution of any objection to the satisfaction of Licensor, Licensor will not be entitled to make additional comment or seek or pursue injunctive relief with regard to the Program unless Licensee makes any material change, as reasonably determined by Licensor in its sole discretion, to the final rundown that features the Licensor's Intellectual Property, the Premises and/or the Property in a manner that contravenes or is otherwise inconsistent with any of the terms or requirements of this Agreement. Should Licensee desire to make any substantive change involving the portrayal of Licensor's Intellectual Property, the Premises and/or the Property to the final rundown to which Licensor has provided its approval, Licensee shall provide Licensor with an opportunity (at Licensee's cost) to review the change and provide any objection as soon as reasonably practicable in light of Licensee's production schedule. Licensee shall resolve said objection to Licensor's reasonable satisfaction (as reasonably determined by Licensor in its sole and absolute discretion).

B. Depiction. Licensee agrees that the Program shall not depict or portray the Property or the Company in a negative light. Licensee represents and warrants that the Event will not depict or portray, directly or indirectly, any violence not found within normal and customary mixed martial arts competition or drug use at the Property. The name of the Property may not be changed without the express prior written consent of Licensor. Additionally, Licensee shall employ the following measures during the live broadcast of the Event: (i) prior to the airing of the show, Licensee will instruct and coach all on-camera cast members/talent/fighters to refrain from inappropriate conduct and offensive language while on camera; and (ii) an obscenity time-delay of at least five (5) seconds shall be used during the live broadcast; Licensee will

indemnify and hold harmless Licensor for any violation of Section 6.6(B.), including any fine that may be levied by any governmental agency.

6.7 Airing of the Program. Subject to the requirements set forth in this Agreement, Licensee may distribute, exhibit and exploit the Program, by any means and media now known or hereinafter devised, including clips from the Program in advertising and promotion for the Program, in perpetuity, throughout the universe. Licensee and its licensees, assigns and successors shall be the sole and exclusive owner of all rights of whatever nature, including all copyrights, in and to the Program including all filming, photographing and recordings made on the Premises; provided however, notwithstanding the foregoing, nothing contained in this Agreement shall vest in Licensee any right, title or interest in or to any of Licensor's Intellectual Property.

6.8 Additional Obligations of Licensee. In addition to its other obligations under this Agreement, Licensee shall comply, or in the case of a Licensee Party, shall ensure compliance, with each of the following requirements from the Effective Date and at all times thereafter during the term of this Agreement contemplated herein:

A. The footage filmed on the Property that is used in the Program shall not suggest any location other than the Property.

B. While on the Property, each Licensee Party shall conduct itself in conformity with conventional public standards of behavior for family entertainment, conventional and traditional morals and standards of decency. While on the Property, each Licensee Party shall not commit any act or do anything that could tend to degrade Licensee, Licensor or subject Licensor or its officers, directors, agents, servants or employees to public scorn, hatred, contempt or ridicule. While on the Property, each Licensee Party agrees to always conduct itself in a courteous fashion toward any and all guests, customers or patrons of Licensor notwithstanding that said guest, customer or patron could be hostile to Licensee or such Licensee Party.

C. There shall be no dangerous stunts or simulations of dangerous or violent activities not found within normal and customary mixed martial arts competition in connection with the Production on the Premises; including, but not limited to gunfire, explosions, auto crashes, pyrotechnics, or the use of dangerous animals. Any such activity must be pre-approved by Licensor in writing.

D. Obstruction of walkways and fire lanes is prohibited and at all times pedestrians shall have a safe route for walking.

E. Entry and exit onto the Property by guests on foot shall not be interrupted for more than ten (10) minutes in any hour and interruptions to vehicle access to the Property shall be minimized.

F. All members of Licensee's crew working on the Premises, including but not limited to, talent, extras, directors, producers, writers, camera crews, photographers and cinematographers must be twenty-one (21) or older and shall at all times have on their person valid photo identification that displays date of birth.

G. Except as otherwise expressly provided in this Agreement, Licensee shall pay, as and when due, all fees, costs and expenses arising from or relating to the performance by the Licensee of its obligations under this Agreement and/or the Licensee's use of the Premises hereunder including, without limitation, all production-related expenses, taxes and insurance costs incurred by or on behalf of Licensee; any assessments, levies or penalties, if any, of any governmental authority against Licensor as a result of Licensee's activities and/or the acts or omissions of Licensee or any Licensee Party on the Property, except if caused by Licensor's negligence, wrongful acts or omissions; and any damages to the Premises, the Property or

surrounding areas resulting from the acts or omissions of Licensee or any Licensee Party, except if caused by Licensor's negligence, wrongful acts or omissions.

H. In connection with any of its activities on the Property and/or under this Agreement, Licensee and each Licensee shall comply with and be bound by all laws of the United States and State of Nevada, all ordinances of Clark County, Nevada and wherever applicable, all rules and regulations of the governing Police Department and Fire Department and those policies and criteria that have been established by the Licensor for use of the Premises. Licensor shall be responsible for working with Clark County Fire Department to assure Premises is in compliance for the Event.

I. Licensee Party shall comply with any and all rules, regulations and requirements issued by the applicable gaming and liquor regulatory authorities.

J. Licensee understands and agrees that Licensee shall be responsible for initiating, maintaining and supervising safety precautions and programs in connection with the Purpose conducted on the Premises pursuant to this Agreement.

K. Licensee understands and agrees that Licensor shall have no obligation to, and Licensee shall have the full responsibility to, provide talent required for the Program, including but not limited to talent, extras, directors, producers, writers, camera crews, photographer and cinematographers.

L. During the Term, Licensee may be permitted to park on the Property, in an area specifically identified by Licensor. All vehicle arrivals and departures as well as the number of vehicles and sizes shall be pre-approved by Licensor and parking shall be based on availability as determined by Licensor in its sole and absolute discretion.

6.9 **Use of Licensor's Intellectual Property.** Licensee acknowledges and agrees that the Licensor's Intellectual Property is associated with Licensor and has secondary meaning in the minds of the public. Licensor hereby expressly grants to Licensee revocable, non-exclusive permission to use the Licensor's Intellectual Property in the Program, provided that all uses of the Licensor's Intellectual Property: (a) are not used in a negative manner; (b) do not have a misleading or deceiving effect; (c) do not, in any way, reflect unfavorably upon the good name, goodwill, reputation or image of Licensor or any of its parents or affiliates; (d) are not used in whole or in part for any reason, purpose, matter or thing except in connection with the Program; and/or (e) will not, in the sole discretion of Licensor, cause Licensor or Licensee to be in violation of any statutes, ordinances, regulations or other executive, judicial or legislative pronouncements now existing or hereinafter enacted related to requirements for the continuation of any of Licensor's licenses issued by any governmental or quasi-governmental bureau, agency, board, commission or similar body. Resolution of all questions raised by Licensor regarding the above shall be determined by Licensor, in its sole discretion. Additionally, Licensor will not approve or allow any use of Licensor's Intellectual Property in the Program if the Program includes nudity, digitally altered shots of nudity, sexual acts or simulations of sexual acts, intoxicated persons, offensive language (which, for purposes of any live broadcast, Licensee shall monitor and remove as best possible through the use of an obscenity time-delay), or persons appearing to be under the age twenty-one (21). Licensee understands that the content of Licensor's b-roll may be edited for use in the Program, but shall not be altered. Licensee acknowledges and agrees that should any disagreement arise relating to the proposed use by Licensee of Licensor's Intellectual Property in a manner in which Licensor believes will be inconsistent with any of the above prohibitions or any other restriction set forth in this Agreement, Licensor, without waiving any other rights or remedies it may have under this Agreement, shall be entitled to seek temporary or permanent injunctive relief to prevent said use, without the necessity of posting a bond. Nothing contained in this Agreement shall constitute a grant by Licensor to Licensee of any rights of ownership in any of the Licensor's Intellectual Property, nor has Licensee been granted any right to manufacture, distribute or sell (or license any other party

to do so) any goods making use of the Licensor's Intellectual Property, or to use the Licensor's Intellectual Property in any manner other than in connection with the marketing, promotion, advertising, production, distribution, exhibition and exploitation of the Program and, in fact, any and all said uses are expressly prohibited.

ARTICLE 7.0
INSURANCE, DAMAGE, CANCELLATION

7.1 **Insurance**. Licensee shall maintain the insurance set forth on Exhibit A at all times during the License Period.

7.2 **Damage.** Licensee shall be liable to Licensor for any damage, harm, or injury to the Property or to any other real or personal property of Licensor caused by the negligence, intentional act or omission of Licensee, its invitees, guests, employees or agents in connection with the use and occupancy of the Premises or any other facility at the Hotel, excluding normal wear and tear. Licensee shall not injure, mar, or deface any part of the Property or any equipment contained therein and shall not cause or permit anything to be done whereby said space and equipment shall be in any manner injured, marred, or defaced. Absent prior written approval, Licensee will not and shall not permit others to drive nails, tacks, hooks, and screws into any part of the Property and will not allow any alterations of any kind to the Property. Licensee shall deliver up to Licensor the Premises in as good condition and repair, as the same shall be found at the beginning of the use period. A pre-event walk-through will be mandatory for Licensee to verify pre-event condition of the facility. If there is damage sustained to the Premises of over $500.00, the cost of restoring the Premises to the same condition in which it was delivered to Licensee shall be determined by Licensor in Licensor's sole discretion and Licensee shall be liable for such cost.

7.3 **Cancellation by Licensee**. Should Licensee cancel the Event, no deposit refund shall be made and the full rental fee as called for by this Agreement shall be payable by Licensee to Licensor as liquidated damages, not as a penalty, and Licensee agrees to also promptly pay any and all expenses incurred by Licensor in connection with the Event and its cancellation including expenses relating to ticket refunds.

7.4 **Cancellation by Licensor.** Licensor reserves the right to terminate this Agreement for material breach of this Agreement (which does not include subsequent scheduling of an event). Licensor shall not unreasonably exercise its cancellation right. In the event Licensor exercises its cancellation right, Licensee shall refund or release Licensor from liability for payment of the Site Fee provided for in this Agreement, including any deposit. Should Licensor exercise said right to terminate this Agreement, Licensee agrees to forego any and all claims against Licensor and further agrees to waive any and all rights accruing under this Agreement and Licensee shall have no recourse of any kind against Licensor.

7.5 **Default.** If prior to the beginning of the use period, Licensee breaches or fails to perform any material term, covenant or condition of this Agreement without curing such breach, or uses the Premises for any purpose other than that set forth in this Agreement Licensor may cancel the Event and declare this Agreement null and void. Further, material misrepresentation of any type on the part of Licensee shall render this Agreement null and void. In the event of termination pursuant to this Section, no deposit refund shall be made and the full rental fee as called for by this Agreement shall be payable by Licensee to Licensor as liquidated damages, not as a penalty, and Licensee agrees to also pay any and all expenses incurred by Licensor in connection with the Event and its cancellation including expenses relating to ticket refunds.

7.6 **Removal of Property.** In the event that Licensee does not vacate the entirety of the Premises by the move out time specified in this Agreement, Licensor shall and is herby authorized to remove, at Licensee's expense, all goods, wares, merchandise, and other property (collectively "Property") remaining in the Premises. Licensee shall be responsible for payment of any storage costs for such Property. Licensor shall in no way be

responsible for loss, damage or claims against Property removed or stored under this provision. Licensor shall have first and paramount lien on such Property for payment of costs accrued for removal and storage, as well as any other monies due Licensor under this Agreement.

7.8 **Theft.** Licensor shall not be responsible for losses by Licensee, its agents or employees or ticket holders due to theft or disappearance of equipment or other personal property, unless caused by the negligence or willful misconduct of Licensor, its agents, employees or representatives.

ARTICLE 8.0
INDEMNIFICATION

8.1 **By Licensee.** Licensee agrees to indemnify, defend and hold harmless Licensor, its parent, affiliates, and each of their respective officers, directors, members, managers, partners, principals, licensees, employees, subcontractors and representatives (collectively, the "Licensor-Related Indemnitees") from and against any and all actions, claims, judgments, losses, damages, fines, penalties, costs, expenses or any other liabilities (including court costs and reasonable outside attorney's fees) arising out of or related in any way to any third party action, claim or proceeding brought against Licensee arising out of, or in connection with (i) the creation, taping, production, distribution or publication of the Production and/or the Program (including, but not limited to, any claim of infringement of patent, copyright, trademark, service mark, trade secret, trade dress, invasion of privacy, right to publicity or defamation claim); (ii) the acts or omissions of Licensee or any Licensee Party on or around the Premises and/or the Property which are alleged to have caused any loss or property damage or personal injury to any individual or entity; (iii) the breach by Licensee or any Licensee Party of any of the representations, warranties or covenants of Licensee contained in this Agreement; (iv) any claim brought by any individual asserting a claim for compensation resulting from any publication of the individual's name, voice, likeness, sobriquet or other discernable image of said individual in the Production or the Program; or (v) any claim by any independent contractor retained by Licensee or a Licensee Party to provide services related to allegations concerning unpaid fees, costs or wages purportedly owed to any said contractor; provided however, in no event shall Licensee be responsible for any claims arising out of or related to (a) the negligence or willful misconduct of any such Licensor-Related Indemnitees, or (b) Licensor's breach of any of its respective representations, warranties and/or covenants under this Agreement. Without limiting the generality of the foregoing, the indemnification provided pursuant to this Section shall apply to the alleged acts of Licensee and each of its licensees, agents, servants, employees or independent contractors, successors, assigns or any entity acquiring any right, title or license to publish the Program which loss or damage is the result of any alleged act or omission of the Licensee or its agents, servants, employees or independent contractors and not resulting from acts or omissions of Licensor.

8.2 **By Licensor.** Licensor agrees to indemnify, defend, and hold harmless Licensee, its parent, affiliates and each of their respective officers, directors, members, managers, partners, principals, licensees, employees and representatives (collectively, "Licensee-Related Indemnitees") harmless from and against all actions, claims, judgments, losses, damages, fines, penalties, costs, expenses or any other liabilities (including court costs and reasonable outside attorney's fees) arising out of or related in any way to any third party action, claim or proceeding brought against Licensee arising out of, or in connection with (a) any claim of infringement of patent, copyright, trademark, service mark, trade dress invasion of privacy, right of publicity or defamation claim related to Licensee's inclusion of the Licensor's Intellectual Property in the Program within the United States; (b) the acts or omissions of Licensor or invitees on or around the Premises or the Property during the License Period which are alleged to have caused any loss or property damage or personal injury to any individual or entity; or (c) the breach by Licensor of any of its representations, warranties or covenants contained in this Agreement; provided however, in no event shall Licensor be responsible for any claims arising out of or related to (a) the negligence or willful misconduct of any such Licensee-Related Indemnitees, or (b) Licensee's breach or any Licensee Party's breach of any of Licensee's representations, warranties and/or covenants under this Agreement.

8.3 **Limitation of Liability.** Except for a Party's intentional misconduct or gross negligence, or a Party's indemnification obligations as set forth in this Agreement, to which no limitation of liability or cap on damages shall apply, in no event shall either Party be liable for any punitive damages, even if such Party has been advised of the likelihood of the occurrence of such damages or such damages are foreseeable.

ARTICLE 9.0
MISCELLANEOUS

9.1 **Compliance with Law.** Both Licensee and Licensor shall at all times fully comply with and faithfully carry out all laws, statutes, ordinances, regulations, promulgations and mandates of all duly constituted authorities applicable to the use, maintenance, safety and occupancy of the Licensor premises, performance of any services and the conduct of business therein, and any failure to do so that is not immediately cured shall constitute a default under this Agreement in which event this Agreement may be immediately terminated by either Party. Both Licensee and Licensor shall at all times maintain in good standing and effect all necessary and proper business licenses and other licenses and permits relating to its use and occupancy of the Premises. Licensee agrees that its use and occupancy of the Premises will comply with all applicable international, provincial federal, state and local laws, including but not limited to obtaining, where necessary, approval as a vendor by any governmental or other regulatory body which regulates casino gaming.

9.2 **Suitability or Licensure by Gaming Regulatory Agency.** As a holder of a privileged gaming license, Licensor and certain of its affiliates are required to adhere to strict laws and regulations regarding vendor and other business relationships. If at any time Licensor determines, in its sole discretion, that its association with Licensee, could violate any statutes and regulations regarding prohibited relationships with gaming companies, or if Licensor determines in good faith, in its sole discretion, that it would be in its best interest to terminate its relationship with Licensee in order to protect any of its privileged gaming licenses, Licensor may immediately terminate this Agreement by written notice to Licensee. If any gaming regulatory agency requires approval of this Agreement or its terms, such approval shall be obtained prior to the performance of any part of this Agreement. If such gaming regulatory agency disapproves this Agreement in whole or in part, Licensor may immediately terminate this Agreement. Notwithstanding any other terms of this Agreement, in the event of termination of this Agreement pursuant to this Section, Licensor shall have no further liability to Licensee, except for any obligations pursuant to any Agreement outstanding on the date termination becomes effective, including any payment obligation of Licensor or any Affiliate, unless otherwise prohibited by a gaming regulatory agency. Further, Licensee acknowledges that the Nevada Gaming Commission requires that the operations of the Licensor be subject to a compliance program that involves, among other measures, background investigations of certain vendors and/or other contractors of Licensor. Licensee agrees that it will, and will cause any of its managers, members, officers, employees, or agents to, provide any information (including, without limitation, the completion, execution and delivery to Licensor of any background or disclosure forms) requested by Licensor in connection with such compliance efforts, or as required by the Nevada Gaming Commission, the Nevada Gaming Control Board, or the Clark County Liquor & Gaming Licensing Board.

9.3 **Personnel.** Subject to the provisions of this Section, at all times during the License Period, Licensee shall adequately staff the production of the Event with competent production crews age twenty-one (21) or older. Licensee shall be responsible for all salaries. relating to its employees and production crew Licensee shall be responsible for verifying its employees' and production crew's work authorizations under all applicable laws, including, without limitation, any necessary employment verification process under the Immigration Reform and Control Act of 1986, as amended, before such employees or contractors perform services on the Premises. Licensor shall have no control over Licensee's employment practices except as specifically provided herein. Licensee shall not cause or permit its employees or contractors to enter upon those areas of the Property that are designated "Employees Only" and the Parties acknowledge that for the purpose of

this sentence, "Employees" refers to the employees of Licensor and its other licensees, tenants and occupants, as applicable, and not to the employees or contractors of Licensee. Licensee's employees and contractors shall enter and exit the Property wherever reasonably specified by Licensor. Notwithstanding anything herein to the contrary, in the event that the terms and provisions of any collective bargaining agreements applicable to Licensor, its tenants, licensees or occupants require that Licensee engage the services of any of Licensor's employees, Licensor shall provide reasonable notice thereof, and Licensee hereby expressly covenants and agrees to comply with such requirements and to reasonably reimburse Licensor, for all salaries, employee benefits, social security taxes, federal and state unemployment insurance and any and all similar taxes relating to its employees and for worker's compensation coverage and other costs and expenses associated with or resulting from such engagement at a rate agreed upon in advance.

9.4 **Licensee's Employees.** Licensee shall, at all times, be responsible for the actions of its employees in connection with its obligations under this Agreement and its use and occupancy of the Premises. Licensee's employees shall comply with Licensor security procedures as communicated by Licensor, and Licensor may exclude any employee or other representative of Licensee from the Property for any reason at any time, in its sole discretion.

9.5 **Subcontracts.** Licensee shall not be permitted to subcontract any of its rights or obligations hereunder without the prior written consent of Licensor, which may be withheld in Licensor's sole and absolute discretion. Any approved subcontractors must agree to be bound by the same obligations as Licensee, as set forth in this Agreement. Licensee shall indemnify Licensor for all sub-contractors Licensee utilizes for the Event as set forth in Section 8.1. Licensee shall provide Licensor with copies of certificates of insurance and certified copies of insurance policy endorsements evidencing applicable insurance coverage required of Licensee. by this Agreement.

9.6 **No Use of Name or Marks.** Except as expressly permitted elsewhere herein, Licensee agrees that it shall have no right to, or interest in, the name of Licensor or any registered service mark or trademark of Licensor or its affiliates, including "Hard Rock Hotel and Casino," "Hard Rock Hotel," "Hard Rock Casino," or "Hard Rock," and Licensee shall not, in any manner, use such words or marks, in the promotion of Licensee's business.

9.7 **Notice.** Any and all notices or demands provided for, permitted or required to be given in connection with this Agreement shall be in writing and be conclusively deemed to have been given if (i) personally delivered to the Party entitled to receive the same; or (ii) within five (5) days after depositing it in a United States mailbox either by certified or registered mail, postage prepaid, in a sealed envelope addressed to the name and address of the Party entitled to receive the same as set forth hereinabove; or (iii) one (1) day if sent by first class overnight, nationally known delivery or courier service, prepaid in a sealed envelope or package addressed to the name and address of the Party entitled to receive the same as set forth hereinabove.

9.8 **Governing Law and Premises.** This Agreement shall be governed by, construed in and enforced exclusively in accordance with the laws of the State of Nevada without regard to its conflict of laws provisions. Except for claims for which subject matter jurisdiction resides solely in United States District Court (in which event, all said disputes shall be resolved solely and exclusively in the United States District Court for the District of Nevada), the Eight Judicial District Court of the State of Nevada shall have sole and exclusive subject matter jurisdiction over any action brought to interpret, judge, decide, rule upon and enforce in any manner provided by Nevada law any of the terms, covenants, conditions, representations or warranties contained herein, and each Party expressly consents to personal jurisdiction in Nevada for the purpose of resolving any dispute related to the making or interpretation of this Agreement.

9.9 **Relationship of the Parties.** Licensee is an independent contractor. At no time will either Party represent itself as an agent, employee, lessee, sub-lessee, partner or joint venture partner of the other Party,

and no employer-employee relationship shall exist between either Party and any employee or agent of the other Party. Neither Party hereto shall have the express or implied right or authority to assume or create any obligation on behalf or in the name of the other Party or to bind the other Party in regard to any contract, agreement or undertaking with any third party.

9.10 **Amendment.** The obligations of the Parties pursuant to this Agreement may not be released, discharged, supplemented, interpreted, amended, or modified in any manner except in a writing signed by a duly authorized representative of each Party.

9.11 **Waiver.** The failure of either Party to require the performance of any obligation herein, or the waiver by either Party of any breach condition, shall not prevent a subsequent enforcement of such obligation or constitute a waiver of any subsequent breach.

9.12 **Severability.** If any provision in this Agreement are held to be invalid or unenforceable, such provision will be amended to achieve as nearly as possible the objectives of, and the same economic effect as the original provision and all other provisions will remain in full force and effect.

9.13 **Assignment.** Licensee may not assign its rights or delegate the performance of any duty under this Agreement without the prior written consent of the Licensor.

9.14 **Force Majeure.** Neither Party shall be liable for any delay or failure to perform its obligations due to (i) the occurrence of a force majeure event (including, without limitation, strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, civil unrest, terrorism, labor conditions, earthquakes, or any other cause); (ii) or any material condition beyond such Party's reasonable control (whether foreseeable or not), provided, however, that this Section does not excuse any breach of the terms contained herein governing the use, reproduction, disclosure or transfer of any confidential information of a Party. In the event of any such delay or failure to perform, (a) the Party claiming such delay shall seek and use (to the extent available) economically reasonable and comparable substitutes or alternatives for performance reasonably approved by the other Party, and (b) the Party claiming such delay shall promptly give the other Party written notice of the occurrence of such delay, and upon the termination thereof, the termination of such delay. If the Party claiming such delay fails to give notice to the other Party of the occurrence and termination of such delay as provided herein within five (5) business days from the date such Party has actual knowledge of such delay and/or the date of termination of such delay, as the case may be, the Party claiming such delay shall be deemed to have waived its right to an extension hereunder on account of such delay.

9.15 **Survivorship.** Any of the provisions in this Agreement which by their nature extend beyond the termination or expiration of this Agreement shall remain in effect until fulfilled and apply to both Parties' successors and assigns.

9.16 **Counterparts and Admissibility of Electronic Copies.** This Agreement and any amendment or addendum hereto may be executed in counterparts, each of which when executed by the requisite Parties shall be deemed to be a complete, original document. An electronic or facsimile copy thereof shall be deemed, and shall have the same legal force and effect as, an original document.

9.17 **Attorney Fees.** In the event either Party brings an action against the other to enforce this Agreement, or to defend an action brought by the other Party, the prevailing Party in such action shall be reimbursed by the other Party for such costs as may be incurred in such action and any appeal from judgment, including reasonable attorneys fees, court costs and expert witness fees.

9.18 **Headings.** Section headings are not to be considered part of this Agreement and are included solely for convenience and reference and shall not be held to define, construe, govern or limit the meaning of

any term or provision of this Agreement. References in this Agreement to a section or paragraph shall be reference to a section or paragraph of this Agreement, unless otherwise stated or the context otherwise requires.

9.19 **Interpretation.** This Agreement is to be deemed to have been prepared jointly by the Parties hereto, and if any inconsistency or ambiguity exists herein, it shall not be interpreted against either Party, but according to the application of rules of the interpretation of contracts. Each Party has had the availability of legal counsel with respect to its execution of this Agreement.

9.20 **Third Persons.** Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the Parties hereto any rights or remedies under or by reason of this Agreement.

9.21 **Conflicts.** In the event of any conflict between the terms or provisions expressed in this Agreement and any term or provision in any other alleged agreement, proposal or documents, the term or provision of this Agreement shall govern to the extent of the conflict.

9.22 **No Inducements.** No Party or their respective officers, employees or agents have solicited or received from the other Party any sum, gift or gratuity or other thing of value as an inducement to securing or maintaining the performances hereunder.

9.23 **Condition of Premises Not Warranted.** Licensor does not warrant or represent that the Premises are safe, healthful, or suitable for the Purpose. Licensee assumes all risks of loss, damage or injury to its personnel, materials, equipment, property, licensees, agents, servants, invitees or independent contractors on the Premises.

9.24 **Entire Agreement.** This Agreement and the attached Exhibits together embody the entire agreement between the Parties with and as of the Effective Date shall supersede all prior written or oral agreements or contemporaneous discussions, negotiations, correspondence or other understandings between the Parties, relating to the subject matter hereof. The Parties stipulate that neither of them has made any representation with respect to the subject matter herein or any representation including the extension and delivery hereof except such representations as are specifically set forth above, and each of the Parties acknowledges that it has relied on its own judgment and upon the facts within its own knowledge in entering into this Agreement. No verbal agreement or implied covenant shall be held to vary the provisions hereof, any statements, law or custom to the contrary notwithstanding. No promise, representation, warranty or covenant not included herein has been or is relied upon by either Party.

9.25 **Objectionable Persons.** Licensor reserves the right to eject any objectionable person or persons within its reasonable discretion Neither Licensor nor any of its officers, agents or employees shall be liable to Licensee for any damages that may be sustained by Licensee through the exercise of this right by Licensor unless claims arise from the negligence or willful misconduct of Licensor, its agents, employees or representatives.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written below.

"Licensor"
HRHH Hotel/Casino, LLC

By: ______________________
Name: Jody Lake
Title: Authorized Representative

"Licensee"
Lingerie Fighting Champions, Inc.

By: ______________________
Name: Shaun Donnelly
Title: CEO

EXHIBIT A

INSURANCE REQUIREMENTS

Licensee shall furnish and maintain in effect during the term of this Agreement the insurance coverage described below, which insurance shall be placed with insurance companies rated "A-VII" or better by the current edition of Best's Key Rating Guide. Such insurance companies shall be authorized to do business in the State where the Project is located.

Commercial General Liability Insurance.

Commercial General Liability Insurance on an occurrence basis which shall include: bodily injury, property damage, personal injury, sickness, disease, products, completed operations, blanket contractual and broad form property damage coverage, with combined single limits of no less than $5,000,000 per occurrence and $5,000,000 in the aggregate. Licensee may provide the coverage required herein through the use of a primary liability policy or through a combination of primary liability and umbrella liability policies.

Insurance Requirements.

The Commercial General Liability Insurance and Automobile Liability Insurance required by this Agreement shall name, as additional insureds pursuant to the Additional Insured Endorsement on either Form CG20101185 or CG20261185, the Licensor and its direct and indirect parents and subsidiaries, any of their affiliated entities, successors and assigns and any current or future director, officer, employee, partner, member or agent of any of them and any lenders under any financing agreements, tenants of Licensor of any party to whom Licensor owes obligations under a reciprocal easement agreement (the "Additional Insureds"). The Commercial General Liability Insurance, Automobile Liability Insurance, and all-risks property insurance shall contain waivers of any and all rights of subrogation against the Additional Insureds and cross liability or severability of interest endorsements.

All Insurance policies required by this Agreement shall state that they are primary and not additional to, or contributing with, any other insurance carried by, or for the benefit of the Additional Insured's. Licensee shall give prompt written notice to Licensor of any and all claims made against any of the insurance policies required by this Agreement during the period in which this policy is required to be maintained.

Before any services are provided pursuant to this Agreement, the Licensor shall be furnished valid and original certificate(s) in insurance evidencing that all required insurance coverages are in force, including the required amendatory riders and endorsements. Licensor shall be entitled to request, from time to time during the term of this Agreement, to be furnished with updated

certificates of insurance evidencing that such coverages remain in full force and effect. All insurance policies required by this Agreement shall bear an endorsement prohibiting such policy from being canceled, allowed to lapse or substantially modified without thirty (30) days' prior written notice to the Licensor.

Copies of insurance policies required by this Agreement shall be provided to the Licensor within thirty (30) days of Licensor's written request. Compliance with the insurance requirements of this Agreement shall not be relieved by the Licensor's receipt of review by Licensor of any copies of insurance policies or insurance certificates.

EXHIBIT B

WORKERS' COMPENSATION
INSURANCE WAIVER

We, the undersigned, understand and acknowledge that we (and each of our employees, agents and subcontractors) are independent contractors. As independent contractors, we recognize that we are not employees of **HRHH Hotel/Casino, LLC** ("Operator"), and we are not entitled to worker's compensation coverage by Licensor. Further, we represent that as either independent contractors or the operators of our own business, we are not required by the Nevada Division of Industrial Relations or the Nevada Revised Statutes to obtain or carry workers compensation insurance. We further agree to waive any and all claim of entitlement to the benefit of worker's compensation coverage from Licensor while working on the property of Licensor. We further agree to waive any and all claim of entitlement to the benefit of any coverage under any general liability insurance policy issued to Licensor while working on the property of Licensor.

Licensee

Signature:______________________________ Date:______________

Signature:______________________________ Date:______________

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